Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Enveric Biosciences, Inc.

Naples, Florida

We consent to the incorporation by reference in this Registration Statement of Enveric Biosciences, Inc. (formerly known as AMERI Holdings, Inc.) on Form S-3MEF of our report dated March 25, 2020 with respect to our audits of the financial statements of Ameri Holdings, Inc. for each of the two years in the period ended December 31, 2019 and 2018 and appearing in the Registration Statement of AMERI Holdings, Inc. on Form S-3 [File No. 333-233260], including all amendments thereto.

/s/ Ram Associates
Hamilton, NJ

February 9, 2021